Exhibit 10.2

October 29, 2015

Mr. Richard Haddrill
Executive Vice Chairman
Scientific Games Corporation

Dear Dick:

On behalf of Scientific Games Corporation (“Company”), I am pleased to confirm the following modifications to your December 8, 2014 Employment Agreement (the “Agreement”):

1.	Section 3 of the Agreement is hereby amended by adding new subsections 3(f), (g), and (h) as follows:

“(f)    Incentive Compensation.  Executive shall have the opportunity to earn incentive compensation (“Incentive Compensation”) during the Term in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (the “Incentive Compensation Plan”). Commencing January 1, 2016, Executive shall have the opportunity annually to earn Incentive Compensation with a “target opportunity” of seven hundred thousand U.S. dollars (US$700,000) (“Target Bonus”), and a maximum opportunity of 200% of Target Bonus, on the terms and subject to the conditions of such Incentive Compensation Plan. For calendar year 2015, Executive will receive Incentive Compensation in the amount of three hundred thousand U.S. dollars (US$300,000), to be paid December 31, 2015. Any such Incentive Compensation shall be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive.

“(g)    Special Equity Awards. As of October 29, 2015, Executive shall receive a special award of sixty-three thousand eight hundred ten (63,810) restricted stock units, subject to the terms and conditions of the Incentive Plan, vesting in two equal installments on December 31, 2016 and December 31, 2017. As of the first business day following January 1, 2016, Executive shall receive an additional special award of restricted stock units with a Fair Market Value of seven hundred thousand U.S. dollars (US$700,000), subject to the terms and conditions of the Incentive Plan, also vesting in two equal installments on December 31, 2016 and December 31, 2017.

“(h)    Post-expiration consulting. Upon Executive’s termination at the expiration of the Term pursuant to Section 4(f), Executive agrees to provide limited consulting services to the Company for one year following such termination subject to Executive’s reasonable availability. Executive will receive a consulting fee of one million five hundred thousand U.S. dollars (US$1,500,000), paid in equal bi-weekly installments during the consulting period. The services to be provided will be as requested by the Board or the Company’s Chief Executive Officer. For avoidance of doubt, this subsection (h) will not apply if Executive’s employment terminates for any reason other than the expiration of the Term pursuant to Section 4(f).”

2.
Section 4 of the Agreement is hereby amended by deleting the period (“.”) at the end of Section 4(e)(iv), replacing it with a semicolon (“;”), inserting the word “and” immediately thereafter and adding new subsections 4(e)(v), 4(e)(vi), 4(e)(vii), 4(e)(viii), and 4(e)(ix) as follows:

“(v)    a lump-sum payment of one million five hundred thousand U.S. dollars (US$1,500,000), payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months after such termination; and

“(vi)    a pro-rated Incentive Compensation payment (“Pro-Rated Incentive Compensation”) equal to the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred (determined based on the actual achievement for the completed quarters of the year of termination and payable within 30 days of termination), multiplied by a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; and

“(vii)    the Target Bonus multiplied by a fraction the numerator of which is the number of days from the day after Executive’s termination through the end of the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs, payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months after such termination; and

“(viii)    in the event Executive’s termination occurs more than one year prior to the expiration of the Term of the Agreement, the Target Bonus for each full calendar year remaining in the Term commencing on the January 1 following Executive’s termination date, payable in accordance with the Company’s normal payroll practices over a period of twelve (12) months after such termination; and

“(ix)    subject to Section 5.6, any unvested portion of the Special Equity Awards made pursuant to Section 3(g) and held by Executive at the time of termination will become fully vested; provided, however, if necessary to comply with Section 409A, settlement of any such awards shall be made on the date which is six months plus one day following termination.

3.	Section 4(h) is amended by replacing it with the following:

“(h)    Mitigation. In the event the Executive’s employment is terminated in accordance with section 4(e) and Executive is employed by or otherwise engaged to provide services to another person or entity (excluding serving as a member of a board of directors or as an advisor) at any time prior to the end of any period of payments to or on behalf of Executive contemplated by this Section 4, Executive shall immediately advise the Company of such employment or engagement and his compensation therefor and the Company’s obligation to make payments pursuant to Section 4(e)(ii), 4(e)(v), 4(e)(vii) and 4(e)(viii) shall be reduced by any base compensation and annual incentive compensation payable to Executive during the applicable period through such other employment or engagement.

4.	In all other respects, the Agreement is unchanged.

If the above terms are agreeable, please sign an acknowledgment copy and return to me at your earliest convenience.

Thank you.

SCIENTIFIC GAMES CORPORATION

By: /s/ Gary L. Melampy
Gary L. Melampy, Chief Human Resources Officer

Acknowledged this 29th day of October, 2015

/s/ Richard Haddrill
Richard Haddrill